Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made this 17th day of July, 2015, by and between EXETER 10 FORGE, LLC, a Delaware limited liability company (“Landlord”), and ECHO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A. Landlord (as successor in interest to Forge Park Investors LLC and CRP-2 Forge, LLC) and Tenant (as successor to Sontra Medical Corporation) are parties to that certain Lease Agreement dated January 24, 2003 (the “Initial Lease”),  as such Initial Lease was amended by that certain First Amendment to Lease dated February 11, 2008, Second Amendment to Lease dated January 13, 2009, Third Amendment to Lease dated September 30, 2009, Fourth Amendment to Lease dated November 29, 2010 and Fifth Amendment to Lease dated April 3, 2012 (collectively, the “Lease), covering approximately 37,050 rentable square feet of space (the “Premises”) in Landlord's building known as 10 Forge Park Drive, Franklin, Massachusetts.

B. Subject to the terms and conditions of this Agreement, Landlord and Tenant desire to terminate the Lease for the Premises effective as of May 31, 2015 (the “Termination Date”).  Any capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Contingency.  Intentionally Omitted.

2. Termination.  The Lease shall be deemed to have expired effective 11:59 p.m. local time on the Termination Date, subject to the terms and conditions of the Lease.  On or before July 3, 2015, Tenant shall surrender the Premises in accordance with the terms, conditions and provisions of the Lease.  Unless Tenant executes a side letter or some other written understanding with Landlord’s proposed successor tenant for the Premises, if Tenant fails to timely vacate the Premises as herein provided then Tenant shall be deemed to be in holdover under the Lease and in default of this Agreement and Landlord shall have all remedies available to Landlord under the Lease, at law or in equity.

3. Adjustments.  All Base Rent, Additional Rent, other additional rental and utilities for the Premises shall be paid through and adjusted as of the Termination Date.  Subject to the payment of the Termination Fee set forth in Section 4 below, such termination shall be without further liability of Landlord and Tenant to one another under the Lease, except for such rights and obligations of the Landlord and Tenant as shall have accrued under the Lease up to the Termination Date, and those liabilities of Landlord and Tenant that survive termination of the Lease by the express terms thereof.  For the avoidance of doubt, Landlord's and Tenant's obligation to pay any overpayment or deficiency due the other pursuant to Section 4 of the Initial Lease (relating to Operating Expenses, Insurance Expenses, Utility Expenses, Taxes, Forge Park Common Expenses and other items of Additional Rent) shall expressly survive the termination of the Lease and this Agreement.

4. Termination Fee.  In consideration for Landlord agreeing to the early termination of the Lease, Tenant shall pay to Landlord a termination fee equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Termination Fee”).  The Termination Fee shall be paid by Tenant to Landlord in immediately available funds, without demand, deduction or offset contemporaneously with Tenant’s execution of this Agreement. Upon receipt of the Termination Fee the Landlord shall immediately return the Letter of Credit drawn by the Tenant in favor of the Landlord and held by the Landlord pursuant to the Lease.

5. Severability. If any provisions of this Agreement shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.

6. Prevailing Parties.  If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

7. Counterparts.  This Agreement may be signed in counterparts.  Each counterpart shall be deemed an original as to any party whose signature it bears, and all such counterparts shall constitute one document.  Fax or PDF copies shall be deemed originals.

8. Binding Effect.  Except as specifically amended hereby, the Lease shall remain in full force and effect in accordance with its terms.  In the event that the terms of the Lease shall conflict with the terms of this Agreement, the terms of this Agreement shall prevail. This Agreement shall not be modified in any manner except by an instrument in writing executed by the parties. This Agreement supersedes all previous communications between the parties, their agents and employees regarding the Lease or the termination thereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LANDLORD:

EXETER 10 FORGE PARK, LLC,
a Delaware limited liability company

By:          Exeter Suburban Boston I, LLC,
a Delaware limited liability company,
its sole member

By:          Exeter Operating Partnership II, L.P.,
a Delaware limited partnership,
its sole member

By:          Exeter Operating Partnership II GP LLC,
a Delaware limited liability company,
its sole general partner

By:          Exeter Industrial REIT II,
a Maryland statutory trust,
its sole member

                    By:        /s/ Timothy Weber
Name:   Timothy J. Weber
Title:     Secretary/Treasurer

TENANT:

ECHO THERAPEUTICS, INC., a Delaware corporation

By:        /s/Alan W. Schoenbart
Name:   Alan W Schoenbart
Title:     Chief Financial Officer